UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 17, 2012

Midas Medici Group Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52621	37-1532843
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

445 Park Avenue, 20th Floor, New York, New York 10222

Registrant’s telephone number, including area code (212) 792-0920

Copies to:
Thomas Rose, Esq.
Marcelle S. Balcombe, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On July 17, 2012, Midas Medici Group Holdings, Inc. (the “Company”) entered into the Third Amendment (the “Amendment”) to the certain Stock Purchase Agreement (the “SPA”), as amended, among the Company, Cairene Investments, Ltd., and certain shareholders (the “Shareholders”), Cimcorp, Inc., Cimcorp Comércio Internacional E Informática S.A., Cimcorp Comércio E Serviços Tecnológicos E Informática Ltda., and Cimcorp USA, LLC, (“Cimcorp USA”).

The Amendment amends the Sales Period as defined in the SPA to be the period commencing December 3, 2012 through January 31, 2013, the date all obligations of the Company are fulfilled with respect to the shares issued under the SPA as part of the purchase price. The Amendment also provides that the payment of the first installment of the Tranche A Shares Adjusted Price shall be paid by the Company on October 1, 2012 and the second installment of the Tranche A Shares Adjusted Price shall be paid by the Company on December 1, 2012, subject to adjustment based upon the IPCA index as provided in the SPA, as amended.

The Amendment also provides for the payment of the unpaid interest accrued from February through June upon execution of the Amendment. In addition, the Company undertook to use its best efforts to release the shareholders from any obligations relating to the Total Debt as set forth on Schedule 1.1(d) of the SPA.

Item 9.01 Financial Statements and Exhibits

  (d) Exhibits

Exhibit Number	Description
10.1
Amendment No. 3 to Stock Purchase Agreement dated as of July 17, 2012, among Midas Medici Group Holdings, Inc., Cairene Investments, Ltd., Cimcorp, Inc., Cimcorp Comércio Internacional E Informática S.A., Cimcorp Comércio E Serviços Tecnológicos E Informática Ltda., Cimcorp USA, LLC and the selling shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midas Medici Group Holdings, Inc.

Date: July 23, 2012	By:	/s/ Nana Baffour
Nana Baffour
Chief Executive Officer